Exhibit 99.1

FOR RELEASE November 8, 2012

China Biologic Reports Financial Results for the

Third Quarter and First Nine Months of 2012

3Q12 Total Sales Up 28.6% to $53.1 Million
3Q12 Operating Margin Reaching 38.4%
3Q12 Non-GAAP Net Income Up 33.2% to $14.7 Million

BEIJING, China – November 8, 2012 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the third quarter of 2012.

Third Quarter 2012 Financial Highlights

  Total sales in the third quarter of 2012 increased by 28.6% to $53.1 million from $41.3 million in the same quarter of 2011.

  Gross profit increased by 31.5% to $36.2 million from $27.5 million in the same quarter of 2011. Gross margin increased to 68.1% in the third quarter of 2012 from 66.7% in the third quarter of 2011.

  Income from operations was $20.4 million as compared to a loss of $9.4 million in the third quarter of 2011. The operating margin was 38.4% in the third quarter of 2012.

  Net income attributable to the Company increased to $13.6 million from a loss of $9.4 million in the same quarter of 2011.

  Non-GAAP adjusted net income attributable to the Company was $14.7 million or $0.54 per diluted share in the third quarter of 2012, representing a 33.2% increase from $11.0 million or $0.42 per diluted share in the same quarter of last year.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We’re pleased to see continued strong demand for our plasma products in the third quarter, which allowed us to enjoy robust top-line growth. Our efforts to optimize our sales strategy by focusing more on direct sales to hospitals and inoculation centers and to improve profitability have been effective, evidenced by our operating margin increasing to a sizable 38.4% in the third quarter. Thanks to enhanced corporate management initiatives, accounts receivable and inventory levels also noticeably improved with a 10.7% year-over-year decrease in accounts receivable and a 4.3% decrease in inventories.

“Due to better-than-expected market success combined with efficient selling expense controls, as of the end of the third quarter of 2012, we have surpassed our full-year non-GAAP adjusted net income target. Looking to the fourth quarter, despite some uncertainty following the recent government announcement on price ceilings for some of our products, we believe China Biologic nevertheless will continue benefitting from strong market demand and expand our market penetration. For the full year of 2012, we are confident that total sales will reach or surpass the high end of our previous guidance of $176 million, representing mid-to-high-teens annual growth. We expect non-GAAP adjusted net income to be in the range of $46 million to $48 million, compared to previous guidance of $38 million to $40 million.”

Mr. Gao continued, “We are also proud to announce that we received Good Manufacturing Practice certification for our Human Coagulation Factor FVIII (“FVIII”) production facility from the Chinese State Food and Drug Administration in October and have since started commercial production of FVIII. This development rounds out our plasma product portfolio and further strengthens our competitive position as a leading plasma-based biopharmaceutical company in China. Going forward, we intend to continue to develop and manufacture leading life-enhancing, quality-assured products.”

Third Quarter 2012 Financial Performances

Total sales in the third quarter of 2012 were $53.1 million, representing an increase of 28.6% from $41.3 million in the same quarter of 2011. Excluding foreign exchange influence, the increase in sales was primarily attributable to a mix of price and volume increases in certain plasma-based products, as well as a substantial increase in sales of placenta polypeptide products. During the three months ended September 30, 2012, most of the Company’s approved products recorded price increases. The general price increases for the human albumin products and immunoglobulin product group were primarily attributable to strong market demand and a shortage of supply following the closure of certain plasma stations in Guizhou.

During the three months ended September 30, 2012, human albumin products and human immunoglobulin for intravenous injection (“IVIG”) products remained the largest two sales contributors.

  As a percentage of total sales, human albumin product revenue was 43.3% in the third quarter of 2012 as compared to 54.4% in the same quarter of 2011. During the three months ended September 30, 2012, sales volume of human albumin products declined by 4.8%.

  As a percentage of total sales, IVIG revenue was 44.1% in the third quarter of 2012 as compared to 31.0% in the same quarter of 2011. Sales volume of IVIG products increased by 68.4% in the reporting quarter, mainly due to the increased market demand and increased inventory level built up in the later part of 2011 in anticipation of the demand increase.

Cost of sales increased by 22.8% to $16.9 million in the third quarter of 2012, from $13.8 million in the same quarter of 2011. The increase was mainly due to the increase in sales volumes and the increase in cost of plasma. Cost of sales as a percentage of total sales was 31.9%, slightly down from 33.3% in the same quarter of 2011. The decrease in cost of sales as a percentage of sales was mainly due to the change of product mix to include higher margin products.

Gross profit increased by 31.5% to $36.2 million in the third quarter of 2012, from $27.5 million in the same quarter of 2011. Gross margin increased to 68.1% from 66.7% in the third quarter of 2011.

Total operating expenses in the third quarter of 2012 decreased by 57.3% to $15.8 million from $36.9 million in the same quarter of 2011, primarily due to decreased impairment loss. The Company incurred an impairment loss of $24.6 million, including both goodwill and abandonment of long-lived assets as a result of the closure of several plasma collection stations in Guizhou in August 2011. No impairment loss was recorded in the third quarter of 2012. As a percentage of total sales, total operating expenses decreased to 29.7% for the three months ended September 30, 2012, from 89.4% in the same quarter of 2011.

Selling expenses in the third quarter of 2012 decreased to $3.5 million from $3.7 million in the same quarter of 2011. As a percentage of total sales, selling expenses was 6.7% in the third quarter of 2012, down from 9.0% in the third quarter of 2011. The decrease in selling expenses as a percentage of sales was primarily due to the decrease in commission expenses paid to distributors as a result of the Company’s sales strategy change to focus more on direct sales to hospitals and inoculation centers.

General and administrative expenses in the third quarter of 2012 rose to $11.6 million from $8.1 million in the same quarter of 2011, representing an increase of 43.0% . The increase was mainly due to new business development cost in connection with exploring additional growth opportunity during the three months ended September 30, 2012, as well as higher payroll expenses. As a percentage of total sales, general and administrative expenses was 21.8% in the third quarter of 2012, up from 19.6% in the third quarter of 2011.

Research and development expenses in the third quarter of 2012 increased to $0.6 million from $0.5 million in the same quarter of 2011, representing an increase of 25.2% . The increase in such expenses was primarily due to the expenditure paid to an external research and development institute in relation to a research and development project for the three month ended September 30, 2012. As a percentage of total sales, research and development expenses for the three months ended September 30, 2012 and 2011 were 1.2% and 1.2%, respectively.

Income from operations in the third quarter of 2012 was $20.4 million, compared to a loss of $9.4 million in the same quarter of 2011.

Gain from change in fair value of derivative liabilities for the three months ended September 30, 2012 and 2011 were nil and $2.9 million, respectively. The recognized gain from the change in the fair value of derivative liabilities in the third quarter of 2011 was mainly due to a decrease in the price of the Company’s common stock from $10.20 as of June 30, 2011 to $6.81 as of September 30, 2011. The warrants have been fully exercised by the end of June 2012 and there was no warrant outstanding as of September 30, 2012.

Provision for income taxes in the third quarter of 2012 was $3.5 million, as compared to $1.0 million in the same quarter of 2011. The effective income tax rates were 15.9% and negative 17.6% for the three months ended September 30, 2012 and 2011, respectively.

Net income increased to $18.5 million for the three months ended September 30, 2012 from a loss of $6.8 million in the same period of 2011. Net margins were 34.8% and negative 16.6% for the three months ended September 30, 2012 and 2011, respectively.

Net income attributable to the Company was $13.6 million, compared to a loss of $9.4 million in the same quarter of 2011.

Non-GAAP adjusted net income attributable to the Company was $14.7 million or $0.54 per diluted share in the third quarter of 2012 compared with $11.0 million or $0.42 per diluted share in the same quarter of 2011.

Non-GAAP adjusted net income and diluted earnings per share in the third quarter of 2012 excluded $1.1 million of non-cash employee share-based compensation expenses.

First Nine Months 2012 Financial Performances

Total sales in the first nine months of 2012 were $150.8 million, an increase of 28.4% from $117.4 million in the same period of 2011. The increase in sales was primarily attributable to a mix of price and volume increases in plasma-based products, as well as a substantial increase in sales of placenta polypeptide products.

As a percentage of total sales, sales from human albumin products and IVIG products were 45.3% and 39.7%, respectively, for the nine months ended September 30, 2012.

Cost of sales increased to $48.8 million in the first nine months of 2012, from $35.6 million in the same period of 2011. Cost of sales as a percentage of total sales was 32.3%, as compared to 30.3% in the same period of 2011. Volume and percentage increases in cost of sales were mainly due to increased sales activities and higher compensation paid to plasma donors.

Gross profit increased by 24.7% to $102.0 million in the first nine months of 2012 from $81.8 million in the same period of 2011. Gross margin decreased to 67.7% in the first nine months of 2012 from 69.7% in the same period of 2011.

Total operating expenses in the first nine months of 2012 decreased by 30.2% to $41.5 million from $59.5 million in the same period of 2011, primarily due to decreased impairment loss. The Company incurred an impairment loss of $24.6 million in August 2011 related to the closure of several plasma collection stations in Guizhou. There was no impairment loss recorded during the first nine months of 2012. This decrease in impairment loss was partly offset by a 36.4% increase in selling expenses and a 14.8% increase in general and administrative expenses. As a percentage of total sales, total operating expenses decreased to 27.5% for the nine months ended September 30, 2012, from 50.6% in the same period of 2011.

Income from operations for the nine months ended September 30, 2012 was $60.6 million, an increase of 170.7% from $22.4 million in the same period of 2011.

Provision for income taxes in the first nine months of 2012 was $10.0 million, as compared to $10.6 million in the same period of 2011. The effective income tax rates were 15.2% and 30.9% for the nine months ended September 30, 2012 and 2011, respectively.

Net income attributable to the Company increased by 190.9% to $39.4 million for the nine months ended September 30, 2012, from $13.5 million in the same period of 2011. Net margins were 26.1% and 11.5% for the nine months ended September 30, 2012 and 2011, respectively.

Non-GAAP adjusted net income attributable to the Company was $40.7 million or $1.52 per diluted share for the nine months ended September 30, 2012 compared with $27.7 million or $1.04 per diluted share in the same period of 2011.

Non-GAAP adjusted net income and diluted earnings per share in the nine months ended September 30, 2012 excluded an aggregate $1.8 million gain related to the change in the fair value of derivative liabilities, and $3.1 million of non-cash employee share-based compensation expenses.

As of September 30, 2012, the Company had cash and short-term investment of $134.5 million, compared to $89.4 million as of December 31, 2011.

Net cash provided by operating activities for the nine months ended September 30, 2012 was $64.8 million, as compared to $25.8 million for the nine months ended September 30, 2011.

Outlook

For the full year of 2012, the Company now expects sales to reach or surpass the high end of previous guidance of $176 million, representing mid-to-high-teens annual growth. The Company estimates full year non-GAAP adjusted net income to be in the range of $46 million to $48 million, compared to the previous guidance range of $38 million to $40 million.

Conference Call

The Company will host a conference call at 7:30 am, Eastern Time on Friday, November 9, 2012, which is 8:30 pm, Beijing Time on November 9, 2012, to discuss third quarter 2012 results and answer questions from investors. Listeners may access the call by dialing:

US:	+1 866 549 1292
International:	+852 3005 2050
Hong Kong:	3005 2050
China Domestic:	800 876 8626
China Domestic Mobile:	400 681 6949

Passcode:	674 477#

A telephone replay of the call will be available after the conclusion of the conference all through 11:59 pm, Eastern Time on November 16, 2012. The dial-in details are:

US:	+1 866 753 0743
International:	+852 3005 2020
Hong Kong:	3005 2020
China Domestic:	800 876 5016

Passcode:	138 012#

About China Biologic Products, Inc.

China Biologic Products, Inc. (Nasdaq: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company's Senior Secured Convertible Notes (after adding back interest related to the convertible notes under the if-converted method). To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected operating and financial performance in 2012, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.
Mr. Ming Yin
Vice President
Phone: +86-10-6598-3099
Email: ir@chinabiologic.com

ICR Inc.
Mr. Rob Koepp
Phone: +86-10-6583-7516 or +1-646-405-5191
E-mail: robert.koepp@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended		For the nine months ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Sales
External customers	$53,124,050	$41,137,473	$150,817,850	$117,197,707
Related party	-	166,228	-	242,274
Total sales	53,124,050	41,303,701	150,817,850	117,439,981

Cost of sales
External customers	16,921,284	13,741,811	48,767,900	35,531,374
Related party	-	32,698	-	67,302
Cost of sales	16,921,284	13,774,509	48,767,900	35,598,676

Gross profit	36,202,766	27,529,192	102,049,950	81,841,305

Operating expenses
Selling expenses	3,545,378	3,703,683	12,536,727	9,191,739
General and administrative expenses	11,599,779	8,110,693	26,677,945	23,240,140
Research and development expenses	637,397	509,061	2,277,474	2,439,029
Impairment loss of goodwill	-	18,064,183	-	18,064,183
Loss on abandonment of long-lived assets	-	6,536,517	-	6,536,517

Income/(loss) from operations	20,420,212	(9,394,945)	60,557,804	22,369,697

Other (income) / expenses
Equity in income of equity method investee	(744,976)	(712,320)	(2,219,279)	(1,446,402)
Change in fair value of derivative liabilities	-	(2,863,870)	(1,769,140)	(15,061,119)
Interest expense	223,992	404,349	990,190	4,385,872
Interest income	(561,761)	(473,278)	(1,870,873)	(913,003)
Other (income) / expenses, net	(449,815)	63,773	(347,029)	1,134,055
Total other income, net	(1,532,560)	(3,581,346)	(5,216,131)	(11,900,597)

Earnings / (loss) before income tax expense	21,952,772	(5,813,599)	65,773,935	34,270,294

Income tax expense	3,479,683	1,022,310	9,990,014	10,602,775

Net income/(loss)	18,473,089	(6,835,909)	55,783,921	23,667,519

Less: Net income attributable to the noncontrolling interest	4,855,939	2,525,768	16,370,694	10,120,516

Net income/(loss) attributable to China Biologic Products, Inc.	13,617,150	(9,361,677)	39,413,227	13,547,003

Net income/(loss) per share:
Basic	$0.51	$(0.37)	$1.51	$0.55
Diluted	$0.50	$(0.37)	$1.41	$0.08

Weighted average shares used in computation:
Basic	26,546,929	25,551,125	26,009,707	24,849,403
Diluted	27,018,904	25,551,125	26,741,713	26,707,840

Other Comprehensive income, net of nil income taxes
Foreign currency translation adjustment	(86,731)	2,064,884	1,226,404	5,890,724

Comprehensive income / (loss)	18,386,358	(4,771,025)	57,010,325	29,558,243

Less: Comprehensive income attributable to the noncontrolling interest	4,926,035	3,656,716	16,692,803	11,971,012

Comprehensive income / (loss) attributable to China Biologic Products, Inc.	13,460,323	(8,427,741)	40,317,522	17,587,231

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2012	December 31, 2011
ASSETS
Current Assets
Cash	$131,723,186	$89,411,835
Short-term investment	2,727,509	-
Accounts receivable, net of allowance for doubtful accounts	14,961,521	16,757,368
Inventories	68,243,398	71,338,590
Other receivables	1,574,434	2,594,461
Prepayments and prepaid expenses	2,557,452	1,591,696
Deferred tax assets	1,905,210	1,999,563
Total Current Assets	223,692,710	183,693,513
Property, plant and equipment, net	39,153,534	40,546,539
Intangible assets, net	4,279,035	6,520,671
Land use rights, net	5,838,420	5,487,343
Prepayments and deposits for property, plant and equipment	9,391,850	4,287,492
Receivable related to land use right	13,202,220	-
Equity method investment	10,066,951	8,357,017
Total Assets	$305,624,720	$248,892,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$11,081,000	$11,018,000
Accounts payable	3,922,947	4,996,463
Due to related parties	4,047,780	3,319,938
Other payables and accrued expenses	25,583,002	30,661,794
Advance from customers	3,941,270	4,365,523
Advance from customers – a related party	-	486,602
Income tax payable	5,921,081	5,373,633
Other taxes payable	2,322,662	2,189,913
Derivative liabilities - warrants	-	5,410,419
Total Current Liabilities	56,819,742	67,822,285
Other payable	343,821	343,477
Deferred tax liabilities	1,074,380	1,685,772
Total Liabilities	$58,237,943	$69,851,534

Stockholders’ Equity
Common stock: par value $.0001; 100,000,000 shares authorized; 26,568,625
and 25,601,125 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	$2,657	$2,560
Additional paid-in capital	60,173,625	48,838,311
Retained earnings	113,334,038	73,920,811
Accumulated other comprehensive income	13,654,977	12,750,682
Total stockholders’ equity attributable to China Biologic Products, Inc.	187,165,297	135,512,364

Noncontrolling interest	60,221,480	43,528,677

Total Equity	$247,386,777	$179,041,041

Commitments and contingencies	-	-

Total Liabilities and Equity	$305,624,720	$248,892,575

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended
	September 30,	September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$64,786,061	$25,792,830

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividend received	1,109,115	663,987
Payment for property, plant and equipment	(7,436,719)	(5,878,973)
Payment for intangible assets and land use right	(796,707)	(424,971)
Purchase of short-term investment	(2,731,300)	-
Payment related to land used right	(13,220,568)	-
Net cash used in investing activities	(23,076,179)	(5,639,957)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants exercised	4,500,000	-
Proceeds from stock option exercised	120,000	100,000
Proceeds from short term bank loans	11,076,100	18,373,200
Repayment of short term bank loans	(11,106,200)	(10,871,200)
Acquisition of noncontrolling interest	-	(7,635,000)
Dividend paid by subsidiaries to noncontrolling interest shareholders	(4,379,016)	(7,744,100)
Net cash provided by / (used in) financing activities	210,884	(7,777,100)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	390,585	2,983,158

NET INCREASE IN CASH	42,311,351	15,358,931

Cash at the beginning of period	89,411,835	64,941,368

Cash at the end of period	$131,723,186	$80,300,299

Supplemental cash flow information
Cash paid for income taxes	$9,988,536	$11,175,285
Cash paid for interest expense	$296,901	$690,755
Noncash investing and financing activities:
Convertible notes conversion	$-	$12,972,000
Utilization of prepayments and deposits to acquire intangible assets	$-	$128,861
Utilization of prepayments and deposits to acquire property, plant and equipment	$-	$526,328
Exercise of warrants that were liability classified	$3,641,279	$-

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS & NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

	For the three months ended	For the three months ended
	9/30/2012	9/30/2011
	Net Income	Net Income
Adjusted Net Income Attributable to the Company - Non GAAP	$14,698,324	$11,034,533
Diluted EPS - Non GAAP	$0.54	$0.42
Non-cash employee stock compensation	$(1,081,174)	$(1,229,968)
Gain from change in fair value of warrants	$-	$2,863,870
Impairment loss of goodwill	$-	$(18,064,183)
Loss on abandonment of long-lived assets attributable to the Company	$-	$(3,529,719)
Written-off of raw material attributable to the Company due to closure of plasma stations	$-	$(436,210)
Net Income attributable to the Company	$13,617,150	$(9,361,677)
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,018,904	26,419,932

	For the nine months ended	For the nine months ended
	9/30/2012	9/30/2011
	Net Income	Net Income
Adjusted Net Income Attributable to the Company - Non GAAP	$40,718,219	$27,744,418
Diluted EPS - Non GAAP	$1.52	$1.04
Non-cash employee stock compensation	$(3,074,132)	$(3,648,255)
Impairment loss of goodwill	$-	$(18,064,183)
Loss on abandonment of long-lived assets attributable to the Company	$-	$(3,529,719)
Written-off of raw material attributable to the Company due to closure of plasma stations	$-	$(436,210)
Interest on the Notes	$-	$(3,580,167)
Gain from change in fair value of embedded conversion option in the Notes	$-	$6,289,661
Gain from change in fair value of warrants	$1,769,140	$8,771,458
Net Income attributable to the Company	$39,413,227	$13,547,003
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,741,713	26,707,840